Gryphon Gold Employs Cash Conservation While Continuing
Plans for Mine Construction

Reno, Nevada – (January 6, 2009) – Gryphon Gold Corporation (GGN: TSX: GYPH: OTC:BB) (the "Company") announced that the Company has taken steps to significantly reduce costs and future commitments. The reductions were made to ensure business presence is maintained while planning continues to put the Borealis property in Nevada’s Walker Lane gold belt into production. The Company plans to wait for capital market conditions to improve before making a business decision to raise equity necessary for the construction phase of the operation.

Steps taken to reduce costs include:

  Major reduction in office facility expense
  o Gryphon Gold has moved its Vancouver office location for a 90% savings, reduced Reno office space by 50% and closed the Hawthorne, Nevada office.

  Staff reductions
  o Retained staff includes only the CEO, Controller and VP of Business Development, all of whom are being compensated at a significantly reduced rate.

  Renegotiated agreement terms
  o Renegotiated agreements that are required for the success and protection of the company to provide needed services at a reduced rate
  o Renegotiated payouts on terminated contracts allowing for future considerations
  o Amended the 5% US$ 5mm note payable for the purchase of Nevada Eagle Resources with Jerry and Fabiola Baughman to reduce semi annual cash interest payments by one half of their scheduled amounts. The unpaid interest will be added to the principal balance of the note, which is due March 30, 2010.

  Eliminated all non-essentials from the budget

"I believe that Gryphon Gold Corporation has taken the steps to provide a true measure of security for the near and mid-term with additional steps to be taken for the longer term in raising capital by continually analyzing the value of assets held in Nevada Eagle Resources and working to market certain properties," says Gryphon Gold CEO John Key.

The Nevada Eagle portfolio consists of 56 properties primarily in Nevada. Over 25 of the properties are either leased or joint ventured, providing cash flow to Gryphon Gold in excess of $500,000 per year.

"We believe Gryphon Gold can best optimize shareholder value by ensuring the retention of the Borealis property and maintaining the operating permits to go forward," Key says. The Borealis project is fully permitted for an oxide heap leach operation.

In September, 2008, Gryphon Gold released a Preliminary Assessment produced by Telesto Nevada based upon mining and processing of gold resources consisting of 246,000 measured and indicated ounces and 110,000 inferred ounces contained in 11.7 million tons grading 0.04 opt, with anticipated recovery of 232,000 ounces of gold in bullion.

The five-year plan indicated that the project had an unlevered internal rate of return at 26 per cent assuming a US$775 per ounce gold price. The preliminary assessment indicated that, for every 1 per cent change in the price of gold, the projected internal rate of return changes by 1.7 per cent.

Based upon engineering, construction and mine development schedules as published in the Preliminary Assessment, the project would be producing gold bullion in the seventh month after board approval.

The Borealis property consists of over 23 square miles of highly altered rock containing multiple high sulphidation gold bearing systems. The property has 1.4 million ounces of gold resources (measured and indicated) and 1.1 million ounces of gold (inferred) NI 43-101 compliant gold ounces (MI&I). Historically, the property has produced over 600,000 ounces of gold. The mineral resources noted above are not mineral reserves as they do not have demonstrated economic viability in light of the fact that a production decision has not yet been made.

Long-range plans are to provide cash flow generated from the oxide mining operation to fund a drilling program to define high grade zones within three additional large high-sulphidation systems discovered under the pediments in 2007. As well, plans call for completion of technical work to confirm the 100,000+ ounces of gold per year envisioned from mining the sulphide resource.

For further information contact:

John L. Key, CEO
Phone: (775) 315-4828
Email: jkey@gryphongold.com

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com .

The Borealis property is described in the technical report dated September 2, 2008 titled Preliminary Assessment of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Details of the quality or grade of each category of mineral resources and key assumptions, parameters and methods used to estimate the mineral resources is included in the technical report. The report also includes a description of environmental and permitting matters.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to anticipated exploration and, if warranted, development of the Borealis property, the projected rate of return from any future production at the Borealis property, resource estimates, projections, capital and other costs, anticipated IRR, sensitivity to metal prices and ore grade, cash flow from Nevada Eagle properties, the future price of gold and other undertakings by Gryphon Gold. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com) . Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. The United States Securities and Exchange Commission (the "SEC") permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. Gryphon Gold uses certain terms in its press releases, such as "measured", indicated", and inferred" "resources", which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in Gryphon Gold’s Form 10-K which may be secured from Gryphon Gold or from the SEC’s website at http://www.sec.gov/edgar.shtml.